UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

April 9, 2013

Dear Fellow Shareholders:

You are cordially invited to attend StellarOne Corporation’s 2013 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 15, 2013, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The meeting will be followed by a reception that we invite and encourage you to attend.

The accompanying notice and proxy statement describe the matters to be presented at the meeting. Whether or not you will be able to attend the annual meeting, it is important that your shares be represented and your vote recorded, so please vote now.

We appreciate your continuing loyalty and support.

Sincerly,

\s\ Raymond D. Smoot, Jr.
Chairman of the Board of Directors

\s\ O.R. Barham, Jr.
President and Chief Executive Officer

590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 15, 2013

Time:	10:00 a.m., Eastern Time

Place:	Doubletree Hotel
990 Hilton Heights Road
Charlottesville, Virginia 22901

    The 2013 Annual Meeting of Shareholders of StellarOne Corporation (StellarOne) will be held as indicated above for the purpose of considering the following:

(1)	The election of thirteen (13) director nominees to serve one-year terms as directors, in each case until a successor is duly elected and qualified;

(2)	The approval, in an advisory (non-binding) vote, of the executive compensation disclosed in this proxy statement;

(3)	Such other business as may properly come before the annual meeting.

Enclosed is a proxy card, proxy statement, and the 2012 Annual Report on Form 10-K. Only holders of record of StellarOne’s common stock as of the close of business on March 15, 2013 will be entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares by phone or online, as explained on the proxy card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

\s\ Lee A. McNemar-Kerns
Corporate Secretary

Charlottesville, Virginia
April 9, 2013

WHETHER YOU OWN A FEW SHARES OR MANY, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

STELLARONE CORPORATION
PROXY STATEMENT
General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (Board) of StellarOne Corporation (StellarOne) to be used at the 2013 Annual Meeting of Shareholders to be held on Wednesday, May 15, 2013, at 10:00 a.m. Eastern Time, at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about April 9, 2013, to shareholders of record of StellarOne Corporation common stock as of the close of business on March 15, 2013.

Who Can Vote

You can vote at the annual meeting if you owned shares of StellarOne common stock, par value $1.00 per share, as of the close of business on March 15, 2013 (Record Date). Each share of common stock is entitled to one vote. The number of shares outstanding on the Record Date was approximately 22,866,306.  When you give StellarOne your proxy, you authorize StellarOne to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Signed but unmarked proxies will be voted on all business matters as recommended by the Board.  Abstentions, withheld votes (with respect to the election of directors) and shares held by banks, brokers or other nominees in street name (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Board does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by StellarOne. In addition to the solicitation of proxies by mail, StellarOne also may solicit proxies through its directors, officers, and employees. StellarOne also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting

StellarOne is pleased to offer its shareholders the convenience of voting by phone or online. Please check your proxy card for instructions. Please be aware that if you vote your shares by phone or online, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by (1) filing a written notice of revocation with Lee A. McNemar-Kerns, Corporate Secretary, (2) submitting to StellarOne a duly executed proxy bearing a later date or (3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials for the Annual Meeting

StellarOne takes advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below and StellarOne will promptly mail it to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement and StellarOne’s Annual Report on Form 10-K for the year ended December 31, 2012 may be viewed at: http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

PROPOSAL I:  Election of Directors

Shareholders at the 2010 annual meeting approved an amendment to StellarOne’s articles of incorporation to permit action to declassify the Board. As a result, StellarOne began phasing in the annual election of directors at the 2011 annual meeting, and all directors are now subject to annual election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF
THE NOMINEES NAMED BELOW AS A DIRECTOR OF STELLARONE.

Information Regarding Nominees and Directors Continuing in Office

The following table sets forth certain information about the 13 nominees for election. Each has given consent to be nominated and has agreed to serve if elected. If any person nominated by the Board is unable to accept election, an event the Board does not anticipate, the proxies will be voted for the remaining nominees and such other person or persons as the present Board may designate. In the alternative, the Board may reduce the number of nominees for whom the proxies will be voted.

The following table also sets forth information concerning the directors continuing in office. Each director listed has held his or her current occupation for at least five years.

Here are the Nominees to Serve Until the 2014 Meeting:

Name of Director1	Age	Principal Occupation and Employer	Board Member Since2	Current Term Expires
Lee S. Baker	62	President and Manager of Staunton Tractor, Inc., specializing in construction equipment sales and rental, in Staunton, Virginia.	1984	2013
O. R. Barham, Jr.3	62	President and Chief Executive Officer of StellarOne Corporation.	1996	2013
Glen C. Combs	66	Retired. Former Vice President of Acosta Sales, a sales, marketing, and service company for grocery retailers.	1987	2013
Beverley E. Dalton	64	Owner of English Construction Company in Lynchburg, Virginia.	2002	2013
Gregory L. Fisher	63	President and Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia.	1992	2013
Christopher M. Hallberg	63	President and Owner of Hallberg and O’Malley Financial Group, a financial services advisory firm in Fredericksburg, Virginia.	1988	2013
Jan S. Hoover	56	President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia.	1995	2013
Steven D. Irvin	54	Independent Insurance Advisor. Formerly Senior Vice President and Director of Sales for Bankers Insurance LLC, headquartered in Richmond, Virginia.	1999	2013
Alan W. Myers	62	Retired. Former Senior Vice President for Omni Services, Inc., a holding company for several subsidiaries, including companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments.	1998	2013
H. Wayne Parrish	69	Retired. Former Owner of Parrish Appraisal Services and Former President of Allman’s Bar-B-Q, Inc. in Fredericksburg, Virginia, Vice Chairman of the StellarOne Corporation Board.	1988	2013
Raymond D. Smoot, Jr.	66	Retired Chief Executive Officer of Virginia Tech Foundation, Inc. in Blacksburg, Virginia, Chairman of StellarOne Corporation Board.	1998	2013
Charles W. Steger	65	President and CEO of Virginia Polytechnic Institute and State University.	2000	2013
Keith L. Wampler	55	Chairman of the Board, PBMares, LLP, Certified Public Accountants, in Fredericksburg, Virginia.	2004	2013

(1)	Joe J. Thompson, current director of StellarOne, will retire from the Board effective May 15, 2013 and is not listed in the table.
(2)	The length of service of each Board member includes time as a director of any legacy holding company or bank that ultimately constitutes StellarOne.
(3)	O. R. Barham, Jr. will retire from the Board and from the position of President and Chief Executive Officer of StellarOne Corporation and StellarOne Bank effective December 31, 2013.

Corporate Governance and Other Matters

Codes of Conduct

The Board oversees the business affairs and strategic direction of StellarOne and StellarOne Bank (Subsidiary Bank). The Board believes that strong corporate governance practices are a critical element of doing business, and remains committed to setting a tone of the highest ethical standards and performance.

To that end, StellarOne has adopted a Code of Conduct applicable to all officers and employees that sets forth the legal and ethical standards that govern the conduct of business performed by StellarOne and the Subsidiary Bank. The Audit and Compliance Committee implements the Code of Conduct and related policies. In addition, the Audit and Compliance Committee has approved a Code of Ethics that, along with the Code of Conduct, applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Risk Officer. Finally, the Governance and Nominating Committee oversees a Board of Directors Code of Professional Conduct applicable to all directors of StellarOne and the Subsidiary Bank. These governing documents comply with the standards for codes of ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the NASDAQ Stock Market.

More information about corporate governance, including the Code of Conduct, the Code of Ethics, the Board of Directors Code of Professional Conduct, and Board Committee charters, may be found on StellarOne’s investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

Certain Relationships and Related Transactions

All directors and employees who have or whose immediate family members have any direct or indirect financial or other participation in any business that competes with, supplies goods or services to or is a customer of StellarOne or the Subsidiary Bank, are required to disclose such relationship prior to transacting such business. StellarOne directors and employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if a director’s or employee’s interest in such business could influence decisions relative to StellarOne’s business or have the potential to adversely affect that business or the objective performance of the director’s function or employee’s work.

As of December 31, 2012, borrowings from the Subsidiary Bank by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $688 thousand. This amount represented 0.16% of total equity capital and 0.02% of total assets as of December 31, 2012. These loans were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectability. StellarOne expects the Subsidiary Bank to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

In 2012, in the normal course of business, StellarOne paid to Bankers Insurance, LLC, premiums for property and casualty, bond, and director and officer insurance coverage. Bankers Insurance, LLC, is a full-service, independent insurance agency headquartered in Richmond, Virginia, that is owned by a consortium of 33 community banks, including StellarOne’s Subsidiary Bank. The Subsidiary Bank held a 14.5% membership interest in Bankers Insurance as of December 31, 2012. In fiscal year 2012, StellarOne paid insurance premiums of $888 thousand to Bankers Insurance, LLC and received commissions totaling $435 thousand from Bankers Insurance, LLC.

Director Independence

The Board complies with the independence requirements for the Board and Board Committees established by the NASDAQ Stock Market and federal securities and banking laws. The Board has affirmatively determined that all directors other than O. R. Barham, Jr. are independent under the listing standards of the NASDAQ Stock Market. Those independent directors are:  Lee. S. Baker, Glen C. Combs, Beverley E. Dalton, Gregory L. Fisher, Christopher M. Hallberg, Jan S. Hoover, Steven D. Irvin, Alan W. Myers, H. Wayne Parrish, Raymond D. Smoot, Jr., Charles W. Steger, Joe J. Thompson, and Keith L. Wampler.

Board Leadership

The positions of Chairman of the Board and President and Chief Executive Officer of StellarOne are held by separate persons due to the distinct and time-consuming natures of these roles. The principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner. The role of the Board, including the Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the company for the benefit of its shareholders, and to balance the interests of StellarOne’s diverse constituencies including shareholders, customers, employees, and communities.

Board’s Role in Risk Oversight

The Board oversees risk management to be reasonably certain that StellarOne’s risk management policies, procedures, and practices are consistent with corporate strategy and appropriately functioning.

The Board performs its risk oversight in several ways. The Board establishes standards for risk management by approving policies that address and mitigate StellarOne’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, liquidity risk, and operational risk as well as Bank Secrecy Act/Anti-Money-Laundering compliance. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. The risk oversight activities of the Audit and Compliance, Credit and Enterprise Risk, Governance and Nominating, and Personnel and Compensation Committees are described in the “Board Committees” section of this proxy statement, below; in the “Compensation Discussion and Analysis” section, beginning on page 11; and in the “Principal Accountant, Fees, and Services” section, beginning on page 24. These committees are all comprised exclusively of independent directors.

The Board is empowered to create additional standing and ad hoc committees to facilitate regular monitoring and deeper analysis of matters that may arise from time to time. The Board also meets regularly in executive session to discuss a variety of topics, including risk, without members of management present.

In the foregoing ways, the full Board is able to monitor StellarOne’s risk profile and risk management activities on an ongoing basis.

Board Committees

The Board has the following standing committees: Audit and Compliance, Credit and Enterprise Risk, Executive, Personnel and Compensation, and Governance and Nominating. The functions, composition, and number of meetings of these committees in 2012 are set forth below.

2012 Board Committees

Name of Director	Audit and Compliance	Credit and Enterprise Risk	Executive	Personnel and Compensation	Governance and Nominating

Lee S. Baker	X
O. R. Barham, Jr.			X
Glen C. Combs			X	X*	X
Beverley E. Dalton			X	X
Gregory L. Fisher	X		X		X*
Christopher M. Hallberg		X
Jan S. Hoover	X*		X		X
Steven D. Irvin	X			X
Alan W. Myers		X
H. Wayne Parrish				X
Raymond D. Smoot, Jr.			X*
Charles W. Steger			X
Joe J. Thompson		X*	X		X
Keith L. Wampler		X

Number of Meetings
Fiscal 2012	9	10	2	10	4

X = Committee Members; * = Committee chair

•	Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants.

The Board has determined that the members of the committee meet all applicable requirements of the NASDAQ Stock Market and federal securities and banking laws for independence and for financial, accounting or related expertise. The Board has also determined that Jan S. Hoover, Chair of the Audit and Compliance Committee, and Steven D. Irvin, Audit and Compliance Committee member, are “audit committee financial experts” as defined by the regulations of the SEC.

The Audit and Compliance Committee operates according to a written charter adopted by the Board, which is available on the investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

•	Credit and Enterprise Risk Committee

The Credit and Enterprise Risk Committee assists the Board in the oversight of policies, procedures, and practices to minimize exposure to unreasonable and unnecessary risk in credit-related business activities and the broader corporate enterprise. The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market.

The principal responsibilities of the Credit and Enterprise Risk Committee are (1) to review and approve all credit-related activities that are required by law or regulation to be approved by the Board and (2) to review and assess StellarOne’s risk profile in the context of non-credit or enterprise risk, such as operational, regulatory, balance sheet management, capital, liquidity, interest rate, business strategy, reputation, and market risk.

The Credit and Enterprise Risk Committee operates according to a written charter adopted by the Board, which is available on the investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

•	Executive Committee

The Executive Committee is appointed by the Board to handle strategic and operational responsibilities that may be delegated by the Board from time to time.

•	Personnel and Compensation Committee

The Personnel and Compensation Committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market applicable to compensation committees. The committee (1) reviews compensation plans, policies, and programs for StellarOne and the Subsidiary Bank, (2) evaluates and makes determinations regarding compensation of the President and Chief Executive Officer and other executive officers, and (3) evaluates and makes recommendations regarding the compensation of StellarOne and Subsidiary Bank directors, including their compensation for service on board committees. The committee also assists in preparing the annual Personnel and Compensation Committee report required by the SEC’s proxy rules, which accompanies this proxy statement.

The Personnel and Compensation Committee operates according to a written charter adopted by the Board, which is available on the investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of StellarOne or the Subsidiary Bank. No member of the Board’s Personnel and Compensation Committee has participated in StellarOne’s employee benefit plans or was at any time within one year prior to his appointment eligible to participate in such plans.

•	Governance and Nominating Committee

The Governance and Nominating Committee evaluates and nominates director candidates for election or reelection by shareholders. The committee identifies director nominees through a combination of referrals, from management, existing Board members, and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation.

If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to nominate the individual to stand for election to the Board. The committee may request references and additional information from a candidate prior to reaching a conclusion.

The Governance and Nominating Committee monitors the size and composition of the Board to ensure that the Board has the requisite experience and that its membership is sufficiently diverse. Among the factors that the committee considers when evaluating proposed nominees are independence, financial literacy, business experience, character, judgment, and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions.

In addition to fulfilling the above criteria, each director and director nominee brings a strong and unique background and set of skills to the Board, providing the Board as a whole competence and experience in a wide variety of areas. Set forth below is additional information regarding the specific experience and skills of each director and director nominee that are relevant to their service as a StellarOne director.

The Governance and Nominating Committee operates according to a written charter adopted by the Board, which is available on the investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

Mr. Baker is the president and manager of Staunton Tractor, Inc., a construction machinery sales and rental business. He has also served for 29 years as a bank director and, since its inception in 1993, as a director of Countryside Holding Company, Inc. The primary focus of that company is land development, as well as long-term residential and commercial real estate investment. As a result of this experience, Mr. Baker brings leadership and decision-making skills to the Board.

Mr. Barham has been a career banker for over 30 years, beginning in line positions and advancing to managerial responsibilities. This experience has afforded him broad knowledge and a keen understanding of all aspects of banking. Mr. Barham has served as president and chief executive officer of legacy StellarOne companies since 1997. During that time, he facilitated four acquisitions and mergers of financial institutions that ultimately constitute StellarOne.

Mr. Combs brings marketing and leadership skills from his career as the former president of M&M Brokerage, a food brokerage company. He led his company through several mergers and a successful sale process (to Acosta Sales). Mr. Combs serves on the boards of several non-profit organizations in the Roanoke, Virginia market, and as compensation committee chairman for Friendship Manor, the largest nursing home in Virginia. He also serves on the corporate governance and nominating committee for Petroleum Marketers, a large distributor of petroleum products in Virginia.

Ms. Dalton brings board and corporate management experience to StellarOne. She is an owner and a member of the management team of English Construction and its subsidiaries. English Construction is a diversified heavy construction services provider in the Mid-Atlantic region. Ms. Dalton is serving a third term on the Town Council of Altavista, Virginia.  In addition, she is on the Boards of the Virginia Tech Foundation and Lynchburg College.  In 2012, Ms. Dalton completed eight years of service on the Virginia Tech Board of Visitors.

Mr. Fisher has 40 years of experience as general manager and president of a new car dealership in Madison, Virginia. Under his management, the dealership has in some years exceeded $20 million in annual sales transactions. Mr. Fisher has served on the Virginia Student Aid Foundation Board of the University of Virginia, which is responsible for raising and managing millions of dollars each year. He has also served multiple three-year terms on the Washington Area Ford Dealer Advertising Fund Board, which manages an advertising budget of millions of dollars each month.

Mr. Hallberg was a founder of a legacy StellarOne bank and served on its board, and also served on two other predecessor bank holding company boards prior to their merger into StellarOne. In addition to over 40 years in the investment and financial planning business, Mr. Hallberg has over 30 years of experience owning and managing commercial real estate valued at over $50 million. This experience has afforded him a thorough knowledge of real estate values, bank financing, and the appraisal process.

Ms. Hoover brings financial expertise and business leadership skills developed through owning and managing a public accounting firm in Waynesboro, Virginia. She has over 30 years of experience in providing auditing, accounting, income taxation, and consulting services. In addition to the responsibilities of business development that she shares as co-owner of the accounting firm, Ms. Hoover is responsible for the firm’s system of internal quality control. Ms. Hoover qualifies as an audit committee financial expert under SEC regulations.

Mr. Irvin is an independent insurance advisor, and formerly a senior vice president and the director of sales for Bankers Insurance, LLC. Bankers Insurance, LLC is owned by a consortium of 33 community banks, affording him the opportunity to interact with numerous community banks throughout Virginia. Mr. Irvin managed a sales force of over 55 agents in 19 offices, and was actively engaged in the sale of insurance through community banks. He has been in the insurance business for over 30 years and holds the Chartered Life Underwriter, Chartered Financial Consultant, and Certified Insurance Counselor industry designations.  Mr. Irvin qualifies as an audit committee financial expert under SEC regulations.

Mr. Myers was the senior vice president for a large, privately-held company headquartered in Culpeper, Virginia. Omni Services, Inc. operated several subsidiary companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments, with 55 locations in 22 states. Mr. Myers has extensive experience in setting and achieving operating company budgets, identifying and completing mergers, negotiating large procurement contracts, and garment manufacturing and distribution. He has also worked as an independent consultant in strategic planning and business plan development for various non-profit organizations, small businesses, and community banks. Mr. Myers chaired the board of a legacy StellarOne bank.

Mr. Parrish has over 40 years of experience in the financial services industry, including senior management positions at two Virginia banks. He was a founding director of a legacy StellarOne bank, and past president and founding director of Rappahannock Economic Development Corporation. Mr. Parrish has retired from successful investment in and management of restaurant, real estate appraisal, and real estate development/leasing operations.

Dr. Smoot is the retired chief executive officer and secretary/treasurer of the Virginia Tech Foundation, Inc., which has more than $1.3 billion in assets as of 2012. He also serves as a director and chairman of the audit committee of RGC Resources, a publicly traded diversified energy company, and as a member of the executive committee and chairman of the finance and investment committee of Carilion Clinic, a comprehensive health care organization in western Virginia. Dr. Smoot serves on the investment advisory committee of Harbert Venture Partners and the NEWVA investment fund, and is a director of the Virginia Tech Corporate Research Center. For seven years, Dr. Smoot chaired the board of a legacy StellarOne bank. He continues to chair the Subsidiary Bank board and was appointed to also chair the StellarOne Board, beginning March 1, 2010.  He brings both public company and non-profit managerial experience to StellarOne among many other talents and skills.

Dr. Steger is the chief executive officer and president of Virginia Polytechnic Institute and State University, a state-assisted, public university with an annual budget exceeding $1 billion. He has guided the university through several rounds of budget cuts in funding from the state while at the same time building the research capacity of the university and increasing annual research expenditures by 300 percent during his tenure as president and chief executive officer. He also serves on the board of directors and the executive and finance committees of the Virginia Tech Foundation, Inc.  As the top executive of a major research university, Dr. Steger brings professional and educational leadership skills to StellarOne.

Mr. Thompson founded and manages Thompson Tire Company, Inc. He led this company from one store in 1968 to eight profit centers serving western Virginia. Mr. Thompson and his wife recently founded a public service coalition whose mission is to create a culture of good dental and oral health in the New River Valley of Virginia. Mr. Thompson will retire from the Board effective May 15, 2013.

Mr. Wampler, CPA, CVA, serves as Chairman of the Board of PBMares, LLP, a regional public accounting firm with eight offices in Virginia.  He formerly served as Managing Partner of PBGH, LLP and was instrumental in the merger of the two legacy firms that formed PBMares, LLP in January 2013.  He provides financial and tax consulting services to closely-held, middle-market companies.  Mr. Wampler also has extensive experience in business valuation and litigation support activities and manages the firm’s forensic accounting practice.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 and must be received by November 30, 2013 in order to be considered by the committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2013 Annual Meeting of Shareholders.

In addition, in accordance with StellarOne’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Corporate Secretary of StellarOne no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of StellarOne stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the written consent of each nominee to serve as a director if so elected. These requirements are more fully described in Article III, Section 16 of StellarOne’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Executive Sessions

The Board expects to hold executive sessions of independent directors at each Board meeting but, in any event, holds them at Board meetings at least two times per year. At least one executive session is held for the purpose of evaluating the President and Chief Executive Officer. Any independent director can request that an executive session be scheduled.

Director Attendance at Meetings

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement), as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled Board and committee meetings to be candidates for re-nomination, although the Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. In 2012, the Board held 13 meetings. The numbers of committee meetings in 2012 are reflected in the table of 2012 Board Committees. Each director attended at least 75% of the meetings of the Board and the meetings of the committees on which he or she served in 2012.

Director Compensation

Non-employee directors of StellarOne generally receive an annual cash retainer of $18,000. However, Dr. Smoot receives an annual cash retainer of $40,000 as Chairman of the Board.

Non-employee directors also receive an annual restricted stock award equal to $18,000 in value on the date of grant and are eligible to receive stock options under StellarOne’s Stock and Incentive Compensation Plan. No stock options were awarded to non-employee directors in 2012.

Board committee chairs receive $1,000 for in-person attendance at committee meetings and $600 for attendance by means of an electronic conference arrangement. The committee member attendance fee is $500 for in-person attendance and $300 for attendance by means of an electronic conference arrangement.

StellarOne has a nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with the payment of cash director fees. Directors may elect to defer all or a portion of their annual director fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

The following table provides compensation information for the year ended December 31, 2012 for each non-employee director.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
	$	$	$	$	$
Lee S. Baker	25,800	18,009	-	332	44,141
Glen C. Combs	32,000	18,009	-	332	50,341
Beverley E. Dalton	35,700	18,009	-	332	54,041
Gregory L. Fisher	28,200	18,009	26,944	332	73,485
Christopher M. Hallberg	22,500	18,009	-	332	40,841
Jan S. Hoover	28,200	18,009	-	332	46,541
Steven D. Irvin	26,000	18,009	-	332	44,341
P. William Moore, Jr. (6)	6,900	-	-	121	7,021
Alan W. Myers	32,700	18,009	13,534	332	64,575
H. Wayne Parrish	27,100	18,009	43,909	332	89,350
Raymond D. Smoot, Jr.	48,300	18,009	-	332	66,641
Charles W. Steger	23,100	18,009	-	332	41,441
Joe J. Thompson	29,600	18,009	-	332	47,941
Keith L. Wampler	22,000	18,009	13,852	332	54,193

(1)	Compensation for O. R. Barham, Jr., the President and Chief Executive Officer, is included in the Summary Compensation Table on page 20.
(2)	Includes fees earned and deferred under the nonqualified Directors Deferred Compensation Plan previously described.
(3)	The directors of StellarOne were awarded shares of restricted stock in May 2012 that will vest in May 2013.
(4)	Investment gains and losses under the nonqualified Directors Deferred Compensation Plan.
(5)	All other compensation includes cash dividends paid prior to vesting on shares of restricted stock awarded.
(6)	Includes compensation for service as a StellarOne director through April 2012, prior to departure from the Board.

Communication with the Board

Individuals may communicate with the Board of Directors by submitting an email to the Director of Internal Audit, who reports directly to the Audit and Compliance Committee of the Board, at THarrison@StellarOne.com. The Director of Internal Audit, at her discretion, will forward communications to the Board (or director thereof), a specific committee or to management. The Director of Internal Audit maintains a log of communications that is reviewed by the Audit and Compliance Committee of the Board as needed.

Stock Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of December 31, 2012, the only persons known by StellarOne to be beneficial owners of more than 5% of StellarOne Corporation common stock were as follows:

Name and Address of Beneficial Owner	Shares of StellarOne Common Stock		Percent of Class

Blackrock, Inc.	1,353,219	(1)	5.86%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP	1,453,893	(2)	6.29%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

Heartland Advisors, Inc.	1,662,695	(3)	7.20%
789 North Water Street
Milwaukee, Wisconsin 53202

The Vanguard Group	1,156,898	(4)	5.00%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013 by Blackrock, Inc. and subsidiaries, which reported sole voting and dispositive power.

(2)
This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013 by Dimensional Fund Advisors LP, which reported sole voting power over 1,421,214 shares and sole dispositive power over 1,453,893 shares.

(3)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2013 by Heartland Advisors, Inc., which reported shared voting and dispositive power with William J. Nasgovitz, president and control person of Heartland Advisors, Inc.  The Heartland Value Plus Funds owns 1,625,000 shares or 7.0% of the StellarOne common stock held by Heartland Advisors, Inc.  The remaining StellarOne shares are owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis.

(4)
This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, which reported sole voting power over 37,947 shares, sole dispositive power over 1,120,651 shares and shared dispositive power over 36,247 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information as of March 15, 2013 about the shares of common stock beneficially owned by each director and director nominee, by all directors and executive officers as a group, and by the following executive officers of StellarOne and the Subsidiary Bank: O. R. Barham, Jr., Jeffrey W. Farrar and David G. Bilko (Named Executive Officers). No director, director nominee, or executive officer owned more than 1% of the common stock outstanding as of March 15, 2013. As a group, the directors and executive officers owned at least 2.09% of the common stock outstanding as of such date.

The Board adopted a Stock Ownership Policy on October 23, 2012 that requires all current directors to acquire (within three years of the policy effective date) and retain a value-based ownership position of at least three times their annual Board retainer. The President and Chief Executive Officer must acquire and maintain a value-based ownership position equal to or greater than three times his base salary within three years of the policy effective date. Other Named Executive Officers (NEOs) must maintain a value-based ownership position equal to or greater than two times their base salary within three years of the policy effective date. Newly elected directors must accumulate the minimum number of shares to satisfy the value-based ownership guidelines over a five-year period beginning May 1st of the year of election. Newly hired, identified or promoted NEOs must accumulate the minimum number of shares to satisfy the value-based ownership guidelines over a five-year period beginning on January 1st of the year following hiring, identification, or promotion. The Stock Ownership Policy is available on the investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

	Number of Shares Owned (excluding options and restricted stock)		Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total
	(1)(2)			(3)
Lee S. Baker	35,318	(4)	1,507	-	36,825
O. R. Barham, Jr.	20,209		31,485	60,087	111,781
David G. Bilko	2,939		8,325	-	11,264
Glen C. Combs	35,175	(5)	1,507	3,285	39,967
Beverley E. Dalton	4,676		1,507	7,089	13,272
Jeffrey W. Farrar	14,199		14,232	21,335	49,766
Gregory L. Fisher	8,818		1,507	-	10,325
Christopher M. Hallberg	19,246	(6)	1,507	-	20,753
Jan S. Hoover	10,959		1,507	-	12,466
Steven D. Irvin	20,741	(7)	1,507	7,089	29,337
Alan W. Myers	17,061		1,507	-	18,568
H. Wayne Parrish	28,002		1,507	-	29,509
Raymond D. Smoot, Jr.	21,549		1,507	6,138	29,194
Charles W. Steger	5,828		1,507	7,089	14,424
Joe J. Thompson	34,586	(8)	1,507	6,138	42,231
Keith L. Wampler	6,757		1,507	-	8,264
All directors and executive officers as a group (16) persons)	286,063		73,633	118,250	477,946

(1)
Under SEC rules, an individual is considered to “beneficially own” any share of common stock for which he or she, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or to direct the voting of such security) and/or investment power (which includes the power to dispose of or to direct the disposition of such security).

(2)	Only whole shares are included in the table. Fractional shares that may arise from dividend reinvestment plan participation are not shown.
(3)	Includes stock options exercisable on the record date and within 60 days thereafter.
(4)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., of which Mr. Baker is the President and Manager.
(5)	Includes 10,039 shares held by Mr. Combs’ spouse in an individual retirement account (IRA).
(6)	Includes 620 shares registered in Mr. Hallberg’s spouse’s name.
(7)	Includes 2,984 shares held by Mr. Irvin’s spouse in an IRA and 416 shares held for the benefit of Mr. Irvin’s son in accordance with the Virginia Uniform Transfer to Minors Act.
(8)	Includes 3,015 shares held by Mr. Thompson’s spouse in an IRA and 159 shares registered in Mr. Thompson's spouse's name.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in StellarOne’s equity securities. Based solely on a review of the copies of such reports and written representations that no other reports were required, the company believes that its directors and executive officers complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2012 with the exception that Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer, filed one late Form 4 reporting one transaction associated with a distribution from a deferred compensation account.

Securities Trading Policy

StellarOne’s policy against insider trading (Policy Statement) applies to all employees as it relates to the use of material inside information to trade in StellarOne stock. The Policy Statement covers all persons required to file Section 16 reports with respect to their transactions in StellarOne stock, as well as all senior officers and Subsidiary Bank directors (Covered Persons). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households also adhere to the requirements of the Policy Statement.

Under the terms of the Policy Statement, Covered Persons and employees who are aware of any material non-public information regarding StellarOne or any other company shall not trade directly or indirectly in those securities or disclose information to other persons likely to trade in those securities. Covered Persons and employees must also refrain from recommending the purchase or sale of StellarOne securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Policy Statement.

Non-Director Executive Officers

Name	Age	Principal Occupation During Past Five Years
Jeffrey W. Farrar	52	Executive Vice President and Chief Financial Officer; formerly Executive Vice President and Chief Financial Officer of Virginia Financial Group, Inc.
David G. Bilko	54	Chief Risk Officer since January 2012; Chief Audit Officer from June 2011 to December 2011; prior to joining StellarOne in June 2011, David was with SunTrust Bank or its predecessors since 1987.

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section describes StellarOne’s philosophy, objectives, processes, and reasons for decisions regarding executive compensation in 2012 and going forward into 2013. For the purpose of this discussion, the information provided is for the NEOs: the President and Chief Executive Officer, the Chief Financial Officer, and the Chief Risk Officer. The Chief Risk Officer position was designated as a Named Executive Officer position on May 15, 2012 and therefore was not included in the executive compensation planning for 2012 conducted in 2011.

Executive Summary

The Personnel and Compensation Committee (Committee) provides the NEOs with a competitive compensation opportunity that supports our pay for performance culture and motivates the executives to achieve StellarOne’s business strategies and maximize shareholder value.

StellarOne’s 2012 performance showed improvement on most measures as compared to 2011.  In making compensation decisions, the Committee considered 2012 financial performance, StellarOne’s compensation philosophy, and compensation data for banks of similar asset size, among other factors.  The Committee, after such considerations, took the following actions:
  To increase the base salaries of the President and Chief Executive Officer, the Chief Financial Officer, and the Chief Risk Officer to at or near market median levels. Adjustments were made in 2012 and 2013.
  To pay short-term cash incentives to the President and Chief Executive Officer, the Chief Financial Officer, and the Chief Risk Officer based on performance in 2012.
  To provide an opportunity for short-term cash incentives to the President and Chief Executive Officer, the Chief Financial Officer, and the Chief Risk Officer for 2013.
  To grant long-term incentive awards in the form of time vested and performance vested shares of restricted stock to the President and Chief Executive Officer and the Chief Financial Officer in 2012 and 2013, and long-term incentive awards in the form of time vested shares of restricted stock to the Chief Risk Officer in 2013.
  To increase the share ownership guidelines for the President and Chief Executive Officer and other NEOs under the company’s Stock Ownership Policy.
Incentive Compensation Oversight

Under the regulations issued pursuant to the Dodd-Frank Act and the guidance provided by the federal banking agencies under the Interagency Guidance on Compensation Risk, the Committee reviews the compensation plans described below with respect to the NEOs and other employees.  In the estimation of the Committee, and as further described in detail below, the long-term incentive awards are tied to long-term goals and there is no component to the plans which would encourage the executives to take an unnecessary risk that would be reasonably likely to have a material adverse impact on the company.  The short-term incentive awards are also designed to be balanced in measures, protect the company from unnecessary risk, and provide the Board discretion regarding behaviors and results that are not aligned with the interests of the shareholders.

The Committee has designated an Incentive Compensation Oversight Committee, comprised of members of management and chaired by the Chief Risk Officer, to review and make recommendations on all employee compensation plans prior to implementation and to oversee administration, and awards.  In 2012, senior management of StellarOne participated in company-established incentive plans, as did employees in the retail, commercial, mortgage and wealth management divisions.  In each case, the plans included balanced measures, plan maximums and risk mitigation features such as claw backs. All of the aforementioned plans were previously reviewed and approved by the Committee.

General Philosophy

StellarOne’s compensation philosophy is to pay for performance that supports the company’s business strategies and that is in the best interest of the shareholders. StellarOne balances the need to recruit and retain employees who can meet and exceed business goals with the need to motivate and reward short-term and long-term performance. This may be accomplished, depending on employee level, by short-term at-risk cash incentive pay tied to annual financial performance or other measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. StellarOne also targets base salary and benefit programs at competitive market compensation levels that enable the company to attract and retain employees and executive management. Targets for salary, bonus, and equity are reviewed and set as appropriate for each NEO by the Committee.

Compensation Decision Process

The process by which the Committee makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of the company compared to peers and industry standards, regulatory guidance, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

The Committee considers the results of the shareholder advisory say-on-pay vote in its deliberations regarding NEO compensation.  At our 2012 annual meeting of shareholders, 92.7% of our shareholders who voted at the meeting voted for the approval of the compensation levels and practices provided to our NEOs.

Roles of the Personnel and Compensation Committee and Management

The Committee approved the compensation of all executive officers, including the NEOs, for 2012. The Committee reviews the performance and compensation of the President and Chief Executive Officer and requests the President and Chief Executive Officer review and report to the Committee on the performance and compensation of the Chief Financial Officer and the Chief Risk Officer, within the compensation guidelines provided by the Committee.

With respect to equity compensation awarded to those other than the NEOs, the Committee grants equity awards after considering the recommendations made by the President and Chief Executive Officer. For employment and change-in-control agreements, the Committee has authorized the President and Chief Executive Officer to execute such agreements within the defined parameters that the Committee approved based on the individual position with StellarOne.

With respect to incentive plans for those employees other than the NEOs, the Committee has delegated the development of those plans to the President and Chief Executive Officer; however the Committee reviews information regarding the plans as recommended by its Incentive Compensation Oversight Committee, which is chaired by the Chief Risk Officer. For StellarOne’s qualified retirement plans available to employees, the Committee reviews recommendations from management in collaboration with outside advisors. The Committee recommends actions to the Board on changes in these qualified plans. These plans include the 401(k) defined contribution plan and the defined benefit pension plan.

The President and Chief Executive Officer is responsible for the development of StellarOne’s strategic plan and annual business plan, which are reviewed and approved in final form by the Board. The President and Chief Executive Officer conducts a self-assessment, which is reviewed annually in conjunction with a review of the President and Chief Executive Officer’s performance by the Committee and the Board. Compensation actions related to the President and Chief Executive Officer are decided through deliberation and approval by the Committee.  The President and Chief Executive Officer is not present during any voting or deliberations on his compensation. The President and Chief Executive Officer also provides performance assessments of the Chief Financial Officer and Chief Risk Officer to the Committee, and makes compensation recommendations for the Committee’s consideration within guidelines established by the Committee.

The Committee, with the assistance of the Chief Human Capital Officer and an external compensation consultant, develops proposals related to potential changes in executive compensation programs and approves any changes on behalf of the Board. The Committee generally reviews the proposals with management for input. The President and Chief Executive Officer and the Chief Human Capital Officer also present general employee information related to compensation and benefits programs and succession planning to the Committee. Generally, compensation plans that do not include the NEOs as participants are not presented for approval, and are only presented for informational purposes. The President and Chief Executive Officer, the Chief Human Capital Officer, and the external compensation consultant provide the Committee with data on StellarOne’s operations necessary to evaluate and implement compensation proposals and programs.

Role of the Compensation Consultant

On an annual basis, the Committee retains an independent executive compensation consultant to advise the Committee on matters relating to compensation benchmarking, staying current with regulatory and legal issues related to executive compensation, and designing appropriate compensation programs. The Committee has direct access to the consultant and control over its engagement.

The firm of Pearl Meyer & Partners (PM&P) was initially engaged in 2008 to conduct a review of competitive compensation for our NEOs and for the Board of Directors. PM&P has continued to advise the Committee on the competitiveness of the current NEOs’ compensation program packages and its obligations under the NEOs’ contracts.

In January 2013, PM&P provided the Committee with an independence letter detailing their services to StellarOne.  PM&P concluded that it remains an independent consultant free from conflict with respect to its engagement with StellarOne under both the SEC and Dodd-Frank independence standards.

PM&P is engaged by and reports directly to the Committee and does not provide any other services to StellarOne.  The Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to StellarOne by PM&P; (ii) the amount of fees from StellarOne paid to PM&P as a percentage of the PM&P’s total revenue; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by the PM&P with an executive officer of StellarOne; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any securities of StellarOne owned by PM&P or the individual compensation advisors employed by the PM&P. The Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to StellarOne has not created any conflict of interest.

Compensation Structure and Elements

StellarOne’s executive compensation program normally consists of four main elements of compensation: base salary, short-term incentive compensation, long-term incentive compensation, and executive benefits and perquisites.

The Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the President and Chief Executive Officer, the Chief Financial Officer and the Chief Risk Officer.  While the NEOs are provided with long-term incentive opportunities as a percentage of their overall compensation, the Committee does not have a formal policy regarding the allocation between cash and non-cash compensation or the allocation of short-term and long-term equity incentive compensation. The Committee also does not have a policy regarding any relative percentage of compensation paid to the President and Chief Executive Officer as compared to that to the other NEOs. In making pay determinations, the Committee considers the level and mix of compensation paid to the NEOs relative to the median of the peer group and survey data, and takes into account the executive’s experience, responsibilities, and performance.

The table below shows the elements of compensation paid to each NEO in 2012, as a percentage of total direct compensation (the total of base salary, short-term incentive compensation (cash), and long-term incentive compensation (equity)).  Long-term equity incentive compensation is based on the grant value.
	Base Salary	Short-Term Cash	Long-Term Equity
President and Chief Executive Officer	50%	25%	25%
Chief Financial Officer	57%	23%	20%
Chief Risk Officer	70%	20%	10%

In October 2011, the Committee requested that its consultant, PM&P, perform a compensation review in order to determine appropriate compensation levels for 2012.  PM&P conducted a proxy analysis using a peer group of 21 banks and bank holding companies; all financial institutions included were the same as those in the Committee’s 2010 compensation review with the exception of Green Bankshares, Inc., which was acquired. The peer group was selected by the Committee based on asset size and geographic region.  In addition, the peer companies were chosen for their similarity in the type of individuals generally recruited to fill senior management positions, and their revenue, employee, and branch numbers.  The table below lists the financial institutions constituting the peer group for 2012 compensation decisions relating to the President and Chief Executive Officer and Chief Financial Officer positions.

Name of Peer Institution	Asset Size in 2011	Location
	($000)
Ameris Bancorp (ABCB)	2,994,307	Moultire, GA
Bank of the Ozarks, Inc. (OZRK)	3,841,651	Little Rock, AR
City Holding Company (CHCO)	2,777,109	Cross Lanes, WV
Community Trust Bancorp, Inc. (CTBI)	3,591,179	Pikeville, KY
Farmers Capital Bank Corporation (FFKT)	1,883,590	Frankfort, KY
First Bancorp (FBNC)	3,290,474	Troy, NC
First Community Bancshares, Inc. (FCBC)	2,164,789	Bluefield, VA
Home BancShares, Inc. (HOMB)	3,604,117	Conway, AR
Lakeland Bancorp, Inc. (LBAI)	2,825,950	Oak Ridge, NJ
Metro Bancorp, Inc. (METR)	2,421,219	Harrisburg, PA
Pinnacle Financial Partners, Inc. (PNFP)	4,863,951	Nashville, TN
Renasant Corporation (RNST)	4,202,008	Tupelo, MS
Republic Bancorp, Inc. (RBCAA)	3,419,991	Louisville, KY
S&T Bancorp, Inc. (STBA)	4,119,994	Indiana, PA
Sandy Spring Bancorp, Inc. (SASR)	3,711,370	Onley, MD
SCBT Financial Corporation (SCBT)	3,896,557	Columbia, SC
Simmons First National Corporation (SFNC)	3,320,129	Pine Bluff, AR
Sun Bancorp, Inc. (SNBC)	3,183,916	Vineland, NJ
TowneBank (TOWN)	4,081,770	Portsmouth, VA
Union First Market Bankshares Corporation (UBSH)	3,907,087	Richmond, VA
Virginia Commerce Bancorp, Inc. (VCBI)	2,938,518	Arlington, VA

The median total assets of the peer group was $3.3 billion, ranging from $1.9 billion to $4.9 billion (StellarOne’s year end 2010 assets were $2.9 billion). Survey data from the 2010 executive review was updated by PM&P by adjusting the data using an expected 2012 total compensation budget increase of 3% for financial institutions.

The table below displays how the companies in the 2011 proxy analysis actually paid their respective compensation elements as a percentage of total compensation in 2010.  The Chief Risk Officer’s compensation was not considered in this compensation review as he was not a named executive officer of StellarOne at the time of the review.

	Median Base Salary	Median Short-Term Cash	Median Long-Term Equity
President and Chief Executive Officer	70%	9%	21%
Chief Financial Officer	78%	9%	13%

In September 2012, the Committee requested that its compensation consultant, PM&P, update the information provided in the 2011 study in order to determine appropriate compensation levels for 2013.  The President and Chief Executive Officer and the Chief Financial Officer positions were benchmarked by PM&P through a proxy analysis using a peer group of 21 banks; all banks included in the 2012 review were the same as those in the 2011 review.  The median total assets of the peer group was $3.4 billion, ranging from $1.9 billion to $4.9 billion (StellarOne’s year end 2011 assets were $2.9 billion). Survey data from the 2011 executive review was updated by PM&P by adjusting the data using an expected 2013 total compensation budget increase of 3% for financial institutions. All peer group data was compiled using the companies’ proxies for the most recently completed fiscal year (year end 2011). The analyses reflected the most recent base salary reported, and annual incentives paid for 2011 performance and long-term incentive awards granted or earned in 2011.

Only one bank holding company in the peer group, SCBT Financial Corp., has a Chief Risk Officer as a named executive officer. PM&P benchmarked the Chief Risk Officer position to proxy data for SCBT and other U.S. banks within a specified range of StellarOne’s asset size.  The Committee considers this analysis as supplementary data and not as a secondary peer group.  If a sufficient number of Chief Risk Officer positions are available in the future for analysis in the compensation peer group, this supplementary analysis will be eliminated.  The comparison group for the Chief Risk Officer position consists of the following bank holding companies:

Name of Institution	Asset Size in 2011	Location
	($000)
SCBT Financial Corporation	3,896,657	Columbia, SC
Cardinal Financial Corporation	2,602,716	McLean, VA
TriCo Bancshares	2,555,597	Chico, CA
FNB United Corp.	2,409,108	Asheboro, NC
Financial Institutions, Inc.	2,336,353	Warsaw, NY
CenterState Banks, Inc.	2,284,459	Davenport, FL
Univest Corporation of Pennsylvania	2,206,839	Souderton, PA
Hampton Roads Bankshares, Inc.	2,166,860	Virginia Beach, VA
First California Financial Group, Inc.	1,812,664	Westlake Village, CA

The table below displays how the companies in the 2012 proxy analysis actually paid their respective compensation elements as a percentage of total compensation in 2011.

	Median Base Salary	Median Short-Term Cash	Median Long-Term Equity
President and Chief Executive Officer	65%	9%	26%
Chief Financial Officer	72%	8%	20%
Chief Risk Officer	63%	19%	18%

The following summaries explain, for StellarOne, the role of each compensation element, how decisions were made on each element, and the determinations of the Committee on the 2012 and 2013 total compensation of the NEOs.

Base Salary

StellarOne strives to provide executive management with base salaries that are reasonably competitive with respect to the position, as identified in compensation surveys conducted by its external compensation consultants. Because the company values pay for performance, base salary levels beyond the minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market. Actual salaries should reflect performance, contribution, and experience in the role.

In 2009, the President and Chief Executive Officer requested a decrease in base salary from $390,000 to $370,500.  The Committee determined that the base salary for the President and Chief Executive Officer should remain at the same level in 2010 due to the 2009 financial loss.  The Committee’s evaluation of the base salary for the President and Chief Executive Officer for 2011 confirmed it was below market; however, once again the Committee determined with input from the President and Chief Executive Officer, to keep the base salary at $370,500.  The information from the 2011 PM&P study showed that as a group, the base salaries of the NEOs reviewed were below the market median.  The base salary of the President and Chief Executive Officer was 92% of the market base salary (median) as compared to peers.  The base salary of the Chief Financial Officer was 95% of the market base salary (median) compared to peers.  Subsequently, the Committee decided to adjust the base salary of its President and Chief Executive Officer from $370,500 to $400,000 effective January 1, 2012.   The Committee adjusted the salary of the Chief Financial Officer from $232,000 to $252,000 effective January 1, 2012.

The information from the 2012 PM&P study showed that the base salary for the President and Chief Executive Officer was below the peer group median, with base salary at 82% of the 50th percentile (median).  The base salary of the Chief Financial Officer was slightly below median, at 98% of the 50th percentile (median) of the peer group. The base salary of the Chief Risk Officer was near the bottom of the proxy median group. The Committee evaluated the market data and performance of the NEOs and the Bank, in consideration of the compensation strategies and philosophy of the company.  The Committee approved an increase in the base salary of the President and Chief Executive Officer from $400,000 to $410,000 effective January 1, 2013.   The Committee recommended to the President and Chief Executive Officer that the base salary of the Chief Financial Officer be increased from $252,000 to $258,300 effective January 1, 2013, and the base salary of the Chief Risk Officer be increased from $205,000 to $210,125 effective March 8, 2013.

Short-Term Incentive Compensation

On February 24, 2012, the Committee approved the re-establishment of an annual short-term incentive plan for the NEOs and other members of the senior management team.  During 2009-2011, there was no short-term incentive component in the company’s compensation program because of certain restrictions placed on executive compensation for all participants, including StellarOne, in the U.S. Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (TARP).  The compensation restrictions on the company were lifted with the repayment of the TARP funds on December 28, 2011.

For each NEO, the weighting of the combined Corporate Performance Goals explained below was 70% of the total award value and the weighting for the combined Team Goals explained below was 30% of the total award value.  The total value of the 2012 target award for the President and Chief Executive Officer was equal to 35% of his 2012 base salary, for the Chief Financial Officer was equal to 28% of his 2012 base salary, and for the Chief Risk Officer was equal to 20% of his 2012 base salary.  Other participants in the plan had target award values equal to 12-15% of their individual 2012 base salaries.

The Committee approved three Corporate Performance Goals which apply to all plan participants.  The Corporate Performance Goals were comprised of targeted annual quantifiable performance against key quantitative financial and shareholder wealth related measures.  For 2012, the approved measures for the Corporate Performance Goals were earnings per share (EPS) growth, balance sheet growth, and efficiency ratio.  No portion of the Corporate Performance Goal award was to be paid if aggregate performance against the three combined Corporate Performance Goals did not exceed threshold level.

The Committee also identified Team Goals to assess the executives’ performance under the plan.  The Team Goals were designed to address performance in various management and operating areas and were quantitative or qualitative in nature.  For 2012, the President and Chief Executive Officer’s Team Goals were (1) build on 2011’s revenue growth, (2) strengthen company leadership, (3) maintain satisfactory regulatory compliance, and (4) define and re-launch the StellarOne brand.  The Team Goals for the Chief Financial Officer and the Chief Risk Officer were determined by the President and Chief Executive Officer and approved by the Committee.  The Team Goals for the Chief Financial Officer related to talent management, increased consumer awareness of the wealth management offerings, increased leverage on technology investment, and oversight of the efficiency initiative to improve the company’s cost structure. The Team Goals for the Chief Risk Officer related to talent management, meeting a department efficiency goal, implementation of enterprise risk priorities and tactics, and identification and implementation of improvement opportunities for governance at all levels of the organization.

Unless the Committee deems otherwise, the awards to all of the NEOs will not be paid, regardless of Corporate or Team Goal performance, or individual  performance, if (1) any regulatory agency issues a formal enforcement action, memorandum of understanding, or any other negative directive action where the Board considers it imprudent to provide awards under the Plan, and/or (2) after a review of the company’s credit quality measures compared to peers, the Board considers it imprudent to provide awards under this plan.   In addition, the short-term incentive plan provides for claw backs that require the NEOs to repay the company for any incentive compensation paid to the officers if such compensation was found, within two years of payment of award, to have been earned based upon errors or misstatement.

Information on the specific goal and actual performance for 2012 is displayed in the table below for each Corporate Performance Goal.

Measure	Weight	Threshold	Target	Stretch	Actual

Earnings Per Share	30%	$0.60	$0.80	$0.96	$0.96
Balance Sheet Growth ($ in BN)	30%	$2.900	$2.945	$2.975	$3.023
Efficiency Ratio	10%	70.0%	68.0%	66.5%	69.4%

The payout scale for the results of each goal is displayed in the table below for both Corporate Performance Goals and Team Goals.

Short-Term Incentive Compensation

Below Threshold	0%
Threshold	50%
Target	100%
Stretch	200%

The Committee assessed each Corporate Performance Goal to actual 2012 performance.  This resulted in the EPS goal reaching the stretch level equating to a 200% payout for that component.  The Committee determined that the balance sheet performance would be rewarded between the target and stretch levels, for a 150% payout, and confirmed the result of the efficiency ratio goal as between threshold and target at 65% payout.

The Committee considered the Team Goals for the President and Chief Executive Officer, and determined that based on certain qualitative and quantitative measures the performance was on target at 100% payout for the aggregate Team Goals.  The Committee discussed examples of performance during the annual review of the President and Chief Executive Officer performance conducted in December 2012, which included ratings on such Team Goals by each member of the Board and subsequent discussion about the Team Goals at its January 16, 2013 meeting.  At its February 21, 2013, meeting the Committee documented achievement of the goals based on satisfactory regulatory compliance and successful expansion into new markets including financial center locations in Richmond and Virginia Beach, Virginia.  It also confirmed a successful external brand re-launch in those two expanded markets and internal re-launch engaging all employees.  The Committee agreed that the President and Chief Executive Officer had led the strengthening of talent and leadership through his support of hiring a new Chief Information Officer, establishment of a Director of Bank Operations position, recruitment of key lenders, and development of the Executive Management Team.  Finally, the Committee acknowledged the revenue growth of 2.7% over 2012.  On February 21, 2013, the Committee approved a total payment, representing results of both Corporate Goals and Team Goals, of $198,100 in a short-term cash incentive award to be paid to the President and Chief Executive Officer.

The President and Chief Executive Officer reviewed the performance of the Team Goals for the Chief Financial Officer, and recommended a total award payout of $100,583 to the Committee.  The payout was based on exceeding a Team Goal target in the area of leveraging the technology infrastructure, which included talent management of the Chief Information Officer role, and managing the strategy on the core vendor and vendor relationships in general.  A portion of the other Team Goal payout was based on meeting the target performance.  The Chief Financial Officer’s leadership helped to improve the visibility of the Wealth Management line among clients and prospects through client sessions in multiple markets and increased partnership with other lines of business for referral opportunities.  The Chief Financial Officer also successfully led Phase I of the companywide efficiency initiative, including the achievement of efficiency goals by his direct reports and led performance management in all areas of his responsibility to improve business, operations, and compliance results.

The President and Chief Executive Officer reviewed the performance of the Team Goals for the Chief Risk Officer, and recommended a total award payout of $58,138 to the Committee.  The payout was based on exceeding a Team Goal of evaluating and enhancing organizational structure of the areas under his responsibility.  A portion of the other Team Goal payouts were based on meeting the target performance.  The Chief Risk Officer evaluated the governance and committee structure of the company and implemented a strategic framework for enterprise risk management, including implementation of discussions around the company’s risk appetite.  The Chief Risk Officer also successfully met goals for his area related to the companywide efficiency initiative.

On February 21, 2013, the Committee approved a 2013 short-term incentive plan for the NEOs and other members of the senior management team. For each NEO, the weighting of the combined Corporate Performance Goals is 80% of the total award value.  The weighting for each NEO for the combined Team Goals is 20% of the total award value.

The target award percentages for the 2013 short-term incentive plan are listed in the table below.

Position	Target (Percentage of Base Salary)

President and Chief Executive Officer	35%
Chief Financial Officer	28%
Chief Risk Officer	20%
Tier 1 Senior Management	15%
Tier 2 Senior Management	12%

The Committee again chose three Corporate Performance Goals which apply to all plan participants based on key quantitative financial and shareholder wealth related measures.  For 2013, the approved measures for the Corporate Performance Goals are fully diluted earnings per share growth, average balance sheet growth, and efficiency ratio.  In addition, the Committee identified Team Goals to assess the executives’ performance under the plan similar to the 2012 plan.

Long-Term Incentive Compensation

For 2012, the Committee considered the recommendations of the 2011 PM&P compensation evaluation and kept the share grant sizes at competitive levels with a mix of time and performance vested shares.  The Committee based the vesting of the performance shares on the company’s accomplishments against peer performance.  The Committee granted Award Shares to the President and Chief Executive Officer and Chief Financial Officer on January 13, 2012 as described below.  The Chief Risk Officer was not a named executive officer of the company at the time of the 2011 PM&P compensation evaluation; however, he also received a grant of stock on January 13, 2012 as a part of the senior management grant. Grant values were based on the January 13, 2012 closing price of StellarOne common stock of $12.27 per share.

The grant date value of the Award Shares for the President and Chief Executive Officer was equal to 50% of his 2012 base salary.  As a result, the total number of shares granted to him was 16,300.  The value of the time and performance vested components of his grant was equal to 35% and 15% of his 2012 base salary, respectively, resulting in grants of 11,410 time vested and 4,890 performance vested shares.  The grant date value of the Award Shares for the Chief Financial Officer was equal to 35% of his 2012 base salary, and the total number of shares granted to him was 7,189.  The value of the time and performance vested components of his grant was equal to 25% and 10% of his base salary, respectively, resulting in grants of 5,135 time vested and 2,054 performance vested shares.  The grant date value of the Award Shares for the Chief Risk Officer was equal to 15% of his 2012 base salary.  As a result, the total number of time-vested shares granted to him was 2,445.

The vesting schedule for the 2012 time vested Award Shares allows for 20% of the award to become vested each year over a period of five years. The vesting of the 2012 performance Award Shares is based on StellarOne’s average annual performance over the three year period ending December 31, 2015 in four equally weighted financial performance categories against its peer group: operating revenue growth, efficiency ratio, percentage of non-accrual loans to total loans, and basic earnings per share growth.  Members of the peer group are stack ranked based on performance for operating revenue growth and basic earnings per share highest to lowest growth and for efficiency ratio and non-accrual loans to total loans based on a ratio of smallest to largest.  If, at the end of the performance period, the average annual performance is in the top 50th to 41st percentile of the peer group, 50% of the shares will vest.  If performance is in the top 40th to 21st percentile, then 75% of the shares will vest.  If performance is in the top 20th to 1st percentile, then 100% of the shares will vest.  No vesting of the shares occurs under the 50th percentile of average annual performance.

The table below shows the vesting schedule based on peer performance.

Ranking	Vesting Percentage

Less than 50th Peer Group percentile	0%
At least 50th Peer Group percentile but less than 40th	50%
At least 40th Peer Group percentile but less than 20th	75%
20th Peer Group percentile or better	100%

For 2013, the Committee considered the recommendations of the 2012 PM&P compensation evaluation and again kept the grant sizes at competitive levels with a mix of time and performance vested shares.  However, the Committee decided to change the mix of time vested and performance vested shares to equal percentages. The Committee based the vesting of the performance shares on the company’s performance against peer performance, and decided to change the operating revenue growth measure to tangible book value, and the basic earnings per share measure to fully diluted earnings per share.  The Committee granted Award Shares to the President and Chief Executive Officer, Chief Financial Officer, and Chief Risk Officer on January 22, 2013 as described below.  Grant values were based on the January 22, 2013 closing price of StellarOne common stock of $14.37 per share.

The grant date value of the Award Shares for the President and Chief Executive Officer was equal to 50% of his 2013 base salary.  As a result, the total number of shares granted to him was 14,266.  The value of the time and performance vested components of his grant was equal to 25% each of his 2013 base salary, resulting in grants of 7,133 time vested and 7,133 performance vested shares.  The grant date value of the Award Shares for the Chief Financial Officer was equal to 35% of his 2013 base salary, and the total number of shares granted to him was 6,292.  The value of the time and performance vested components of his grant was equal to 25% each of his 2013 base salary, resulting in grants of 3,146 time vested and 3,146 performance vested shares.  The grant date value of the Award Shares for the Chief Risk Officer was equal to 15% of his 2013 base salary, resulting in a grant of 2,140 time vested shares.

The vesting schedule for the 2013 time vested Award Shares allows for 20% of the award to become vested each year over a period of five years. The vesting of the 2013 performance Award Shares is based on StellarOne’s average annual performance over the three year period ending December 31, 2016 in four equally weighted financial performance categories against its peer group: tangible book value growth, efficiency ratio, percentage of non-accrual loans to total loans, and fully diluted earnings per share growth.  Vesting is determined using the same methodology as described for the 2012 award.

Stock Ownership Policy

The company’s Stock Ownership Policy was updated in 2012 and the changes are detailed on page 9 of this proxy statement.  The company does not have a non-hedging policy at this time.

Perquisites and Other Benefits

StellarOne annually reviews the perquisites received by the NEOs. The primary perquisites for the NEOs are the payment of the monthly dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a company car. StellarOne encourages the executives to belong to a golf or social club to provide an appropriate informal forum in which to conduct business with customers and prospects and to provide additional networking opportunities that may result in business opportunities for StellarOne. A company car is provided because the executives must travel frequently for business within the territory of the company.

The NEOs may participate in StellarOne’s nonqualified Executive Deferred Compensation Plan, which is for a select group of highly compensated and management employees. Under the terms of this plan, participants may elect to defer receipt, until termination of employment, a specified future date or retirement, of up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the company does not make matching contributions to the plan, it may elect to make contributions approved by the Personnel and Compensation Committee and/or Board of Directors. In 2012, the Committee approved a contribution amount equal to 15% of base salary to the deferred compensation account for the President and Chief Executive Officer, pursuant to the terms of his employment agreement.

The NEOs participate in StellarOne’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, relocation benefits, and discounts on StellarOne Bank products.

Employment Agreements and Change-in-Control Arrangements with Named Executive Officers

Employment Agreements

The President and Chief Executive Officer and the Chief Financial Officer each has an employment agreement with StellarOne.  The Committee and the Board of Directors believe that each agreement assures fair treatment of each executive in relation to his career with StellarOne by offering assurance of some financial security. Each agreement also protects the shareholders by encouraging the executive to continue to apply attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire the company.

On January 1, 2011, the President and Chief Executive Officer and the Chief Financial Officer each entered into new employment agreements to replace the agreements that had become effective in February 2008.  The 2011 employment agreements each have an initial term of three years, and are automatically renewed for additional one year terms upon the expiration of the initial term or any successive term unless written notice not to renew has been given by the executive or StellarOne. The agreements provide minimum base salaries, subject to annual review, and the right to participate in incentive compensation and benefit plans.

If StellarOne terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, StellarOne (or its successor) would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination.  In addition, the employment agreements provide that the executives will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of employment without a change in control.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer will receive no additional compensation under the agreement.

Change-in-Control Benefit Triggers

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of StellarOne. If, following a change in control, StellarOne (or its successor) terminates the employment of the executive without cause or the executive terminates his employment for good reason, the company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equal to the lesser of 2.00 times his annual salary or the balance of the agreement’s term (expressed in year(s) and/or a fractional part of a year, as applicable) times his combined annual base salary at the time of termination and average annual bonus for the two most recently completed years. Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Code Section 280(g). In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment unless StellarOne terminates his employment without cause or he terminates his employment for good reason in a change-in-control context.

Personnel and Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.
          Glen C. Combs, Chair
          H. Wayne Parrish
          Beverley E. Dalton
          Steven D. Irvin

Executive Compensation

Summary Compensation Table

The following table summarizes compensation earned by or awarded to the NEOs in 2012.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
		($)	($)	($)	($)	($)	($)	($)
O. R. Barham, Jr.	2012	400,000	200,001	-	198,100	11,010	85,246	894,357
President and	2011	370,500	185,252	-	-	18,159	75,882	649,793
Chief Executive Officer	2010	370,500	111,160	-	-	21,873	75,500	579,033
Jeffrey W. Farrar	2012	252,000	88,209	-	100,583	14,161	21,509	476,462
Executive Vice President and	2011	232,000	81,205	-	-	(9,226)	19,455	323,434
Chief Financial Officer	2010	205,000	61,487	-	-	29,130	17,219	312,836
David G. Bilko(6)	2012	204,231	30,000	-	58,138	-	60,371	352,740
Chief Risk Officer	2011	115,385	100,007	-	-	-	55,503	270,895
	2010	-	-	-	-	-	-	-

(1)
The amounts shown represent actual base salary earned in the respective years including any amounts that may have been deferred into the company’s 401(k) or Nonqualified Executive Deferred Compensation plans.

(2)
Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718.  The assumptions used in the calculations are included in Note 1 to the company’s audited financial statements for the year ended December 31, 2012 as included in the form 10-K filed with the SEC on March 9, 2012.

(3)
The three executives named above generally participate in the company’s short-term incentive plan described in the Compensation Discussion and Analysis section of this proxy statement.  As a result of the bonus restrictions in effect under TARP, all participation in the plan was suspended in 2011 and 2010.

(4)	Amounts shown reflect changes in the value of qualified defined benefit plan benefits and investment returns on amounts deferred under the company’s Nonqualified Executive Deferred Compensation Plan.
(5)
Amounts shown include company contributions to the 401(k) plan, which is available to the executives named above on the same basis as to the general employee population.  The amount shown for Mr. Barham for 2012 includes a $60,000 company contribution to the Nonqualified Executive Deferred Compensation Plan.  This contribution, which represents 15% of Mr. Barham’s annual base salary rate on December 31, 2012, was made in accordance with his employment agreement and is in lieu of his participation in any other supplemental retirement plans.  Other items included in the above amounts, no single item of which exceeds $25,000, are the value of the personal use of company vehicles, country club dues, dividends on unvested restricted stock, and the value of life insurance coverage not generally available to other employees.

(6)	Mr. Bilko joined StellarOne in June 2011.

Grants of Plan-Based Awards

The following table sets forth information with respect to restricted stock awards granted to the NEOs for the year ended December 31, 2012. Please refer to the Summary Compensation Table for a discussion of the grant date fair value of the stock awards and associated compensation expense. No awards of stock options were granted to the NEOs for 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)

		Threshold	Target	Maximum	Threshold	Target	Maximum

O. R. Barham, Jr.	1/13/2012	N/A	N/A	N/A	N/A	N/A	N/A	-	N/A	N/A	140,001
	1/13/2012	N/A	N/A	N/A	50%	100%	100%	-	N/A	N/A	60,000

Jeffrey W. Farrar	1/13/2012	N/A	N/A	N/A	N/A	N/A	N/A	-	N/A	N/A	63,006
	1/13/2012	N/A	N/A	N/A	50%	100%	100%	-	N/A	N/A	25,203

David G. Bilko	1/13/2012	N/A	N/A	N/A	N/A	N/A	N/A	2,445	N/A	N/A	30,000

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the NEOs at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O.R. Barham, Jr.	8,166	-	-	19.72	04/14/2013	28,899	408,632	2,586	36,566
	32,388	-	8,096	19.29	10/01/2013
	6,858	-	-	23.83	01/21/2014
	12,675	-	-	30.00	10/11/2015

Jeffrey W. Farrar	2,835	-	-	19.72	04/14/2013	13,149	185,927	1,083	15,314
	11,350	-	2,837	19.29	10/01/2013
	2,567	-	-	23.83	01/21/2014
	4,583	-	-	30.00	10/11/2015

David G. Bilko	-	-	-	-	-	8,325	117,716	-	-

Option Exercises and Stock Vested

The following table provides information regarding the value realized by the NEOs with respect to options exercised and restricted stock that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

O. R. Barham, Jr.	-	-	5,312	69,209
Jeffrey W. Farrar	-	-	2,550	32,592
David G. Bilko	-	-	-	-

Pension Benefits

The following table shows the present value of accumulated benefit at December 31, 2012 under the Virginia Financial Group, Inc. Employee Retirement Plan payable to the two NEOs who participate, including the number of years of service credited to each under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year

O. R. Barham, Jr.	Virginia Financial Group, Inc. Employee Retirement Plan	16	296,321	-
Jeffrey W. Farrar	Virginia Financial Group, Inc. Employee Retirement Plan	13	139,807	-

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the NEOs under the Nonqualified Executive Deferred Compensation Plan described in more detail in the Compensation Discussion and Analysis section beginning on page 10.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Lasts FY	Aggregate Withdrawals or Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)

O. R. Barham, Jr. (2)	-	60,000	5,001	-	984,346
Jeffrey W. Farrar (3)	-	-	11,325	(12,949)	50,168
David G. Bilko	-	-	-	-	-

(1)	See footnote number 5 to the Summary Compensation Table with respect to current fiscal year contribution.
(2)
Fiscal 2012 year-end aggregate balance reflects the fair market value of Mr. Barham’s deferred compensation accounts as of December 31, 2012.   Mr. Barham’s previously disclosed December 31, 2011 deferred compensation balance was $919,345.

(3)
Fiscal 2012 year-end aggregate balance reflects the fair market value of Mr. Farrar’s deferred compensation accounts as of December 31, 2012.  Mr. Farrar’s previously disclosed December 31, 2011 ending deferred compensation balance was $51,792.

Potential Payments Upon Termination

The following table summarizes the payments to which the NEOs are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Stock Incentive Plan, and the Nonqualified Employee Deferred Compensation Plan. Benefits payable under the tax-qualified Retirement Plan and 401(k) plans are not included. Calculations below assume termination on December 31, 2012.

	Termination With No Change in Control				Termination Upon Change in Control
Benefits and Payments Upon Termination	Death	Incapacity	Termination Without Cause or Resignation for Good Reason	Termination for Cause or Resignation Without Good Reason	Death	Incapacity	Termination Without Cause or Resignation for Good Reason	Termination by Employer for Cause	Employee Resignation Without Good Reason
O. R. Barham, Jr.
President and CEO
Base Salary	$100,000	$33,333	$600,000	$-	$100,000	$100,000	$800,000	-	-
Annual Incentive	-	-	-	-	-	-	99,050	-	-
Long Term Incentive
Vesting of unvested Stock Options (1)	-	-	-	-	-	-	-	-	-
Vesting of unvested Restricted Stock (1)	-	-	-	-	-	-	530,519	-	-
Medical Insurance	-	-	9,999	-	14,491	19,997	19,997	-	-
Dental Insurance	-	-	433	-	587	2,018	2,018	-	-
Nonqualified Deferred Compensation	984,346	984,346	984,346	984,346	984,346	984,346	984,346	984,346	984,346
Total Value	1,084,346	1,017,679	1,594,778	984,346	1,099,424	1,106,361	2,435,930	984,346	984,346

Jeffrey W. Farrar
Executive Vice President and CFO
Base Salary	63,000	21,000	378,000	-	63,000	63,000	504,000	-	-
Annual Incentive	-	-	-	-	-	-	50,292	-	-
Long Term Incentive
Vesting of unvested Stock Options (1)	-	-	-	-	-	-	-	-	-
Vesting of unvested Restricted Stock (1)	-	-	-	-	-	-	237,001	-	-
Medical Insurance	-	-	15,430	-	22,611	30,859	30,859	-	-
Dental Insurance	-	-	515	-	1,149	1,030	1,030	-	-
Nonqualified Deferred Compensation	50,168	50,168	50,168	50,168	50,168	50,168	50,168	50,168	50,168
Total Value	113,168	71,168	444,113	50,168	136,928	145,057	873,350	50,168	50,168

David G. Bilko
Chief Risk Officer
Base Salary	51,058	17,019	306,347	-	51,058	51,058	408,462	-	-
Annual Incentive	-	-	-	-	-	-	29,069	-	-
Long Term Incentive
Vesting of unvested Stock Options (1)	-	-	-	-	-	-	-	-	-
Vesting of unvested Restricted Stock (1)	-	-	-	-	-	-	117,716	-	-
Medical Insurance	-	-	15,430	-	22,611	30,859	30,859	-	-
Dental Insurance	-	-	515	-	1,149	1,030	1,030	-	-
Nonqualified Deferred Compensation	-	-	-	-	-	-	-	-	-
Total Value	51,058	17,019	322,292	-	74,818	82,947	587,136	-	-

(1)
Pursuant to the provisions of the Employment Agreements in effect as of December 31, 2012 for the NEOs, all outstanding unvested awards made under the company’s equity compensation plans become vested immediately upon a change in control of the company whether or not termination of employment occurs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2012 with respect to certain compensation plans under which StellarOne equity securities are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	184,431	20.30	471,161
Equity compensation plans not approved by shareholders	-	-	-
Total	184,431	20.30	471,161

(1)	Consists of options outstanding under the company’s equity compensation plans.

PROPOSAL II:  Advisory (Non-Binding) Vote to Approve Executive Compensation

As part of implementing the “say on pay” requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, pursuant to applicable rules, the SEC requires a separate and non-binding shareholder vote to approve the compensation of the NEOs in this proxy statement. Such a proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse StellarOne’s executive pay program. At the company’s 2012 Annual Meeting, the shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year.  Accordingly, shareholders of StellarOne are being asked to approve the following resolution:

RESOLVED, that the shareholders of StellarOne Corporation approve the executive officer compensation described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of Named Executive Officers (together with the accompanying narrative disclosure) in this proxy statement.

This is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board believes that StellarOne’s compensation policies and procedures are strongly aligned with the long-term interests of the shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF EXECUTIVE COMPENSATION IN THIS PROXY STATEMENT.

Principal Accountant, Fees, and Services

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional services rendered by Grant Thornton LLP (Grant Thornton), independent registered public accountants to StellarOne and the Subsidiary Bank for the years ended December 31, 2012 and 2011. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

	2012	2011
Audit Fees (1)	$403,402	$477,310
Tax Fees (2)	58,999	77,115
All Other Fees (3)	4,900	4,650

(1)
Audit fees consist of fees for professional services rendered for the audit of StellarOne’s consolidated financial statements included in StellarOne’s Annual Report on Form 10-K, review of financial statements included in StellarOne’s quarterly reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements.

(2)	Tax fees consist of the fees billed for professional services rendered by Grant Thornton for tax compliance, representation, advice, and planning.
(3)	All other fees consist of fees billed for services rendered by Grant Thornton for general consulting services, such as tax consulting or web-based research software.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by StellarOne’s independent registered public accountants. The committee or a designated member of the committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the committee at its next scheduled meeting. The committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management. The committee has concluded that the provision of the services listed above was compatible with maintaining the independence of Grant Thornton.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of StellarOne’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages StellarOne’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from StellarOne for such advice and assistance. All members of the committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. No members of the committee are considered large customers of StellarOne Bank. In addition, at least two members of the committee have past employment experience in finance or accounting or comparable experience which results in the individuals’ financial sophistication.

StellarOne’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Grant Thornton LLP, StellarOne’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of StellarOne’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2012, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with StellarOne’s management.

2.
The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.
The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in StellarOne Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

             Jan S. Hoover, Chair
             Gregory L. Fisher, Vice Chair
             Lee S. Baker
             Steven D. Irvin

Change in Independent Registered Public Accountant

On March 12, 2013, the Audit and Compliance Committee approved the selection of Crowe Horwath LLP to serve as StellarOne’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  As of the date of this report, Crowe Horwath LLP is in the process of its standard client acceptance procedures and has not accepted the engagement.  On March 18, 2013, the company notified Grant Thornton LLP that it had been dismissed as the company's independent public accountants.

Grant Thornton LLP performed audits of the consolidated financial statements of StellarOne for the years ended December 31, 2012 and 2011.  Their reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  This dismissal was not related to and had no effect on the Form 10-K filed on March 15, 2013.

During the two years ended December 31, 2012, and from December 31, 2012 through the effective date of Grant Thornton LLP’s termination, there have been no disagreements between StellarOne and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements would have caused Grant Thornton LLP to make reference to the subject matter of such disagreements in connection with its reports.  None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission  (the “SEC”) have occurred during the two years ended December 31, 2012, or through the effective date of Grant Thornton LLP’s termination.

During the two years ended December 31, 2012, and from December 31, 2012 until the effective date of its dismissal, Grant Thornton LLP did not advise the company of any of the following matters:

(1)	That the internal controls necessary for the company to develop reliable financial statements did not exist;

(2)
That information had come to Grant Thornton LLP’s attention that had led it to no longer be able to rely on management's representations or that had made it unwilling to be associated with the financial statements prepared by management;

(3)
That there was a need to expand significantly the scope of the audit of the company or that information had come to Grant Thornton LLP’s attention that if further investigated:  (i) may materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements) or (ii) may cause it to be unwilling to rely on management's representation or be associated with the company’s financial statements, and that, due to its dismissal, Grant Thornton LLP did not so expand the scope of its audit or conduct such further investigation;

(4)
That information had come to Grant Thornton LLP’s attention that it had concluded materially impacted the fairness or reliability of either:  (i) a previously-issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the Grant Thornton LLP's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements) or that, due to its dismissal, there were no such unresolved issues as of the date of its dismissal.

Grant Thornton LLP has furnished a letter to the SEC dated March 20, 2013 stating that it agrees with the above statements.

During the two years ended December 31, 2012 and from December 31, 2012 through the selection of Crowe Horwath LLP as StellarOne’s independent registered public accounting firm, neither the company nor anyone on its behalf had consulted Crowe Horwath LLP with respect to any accounting or auditing issues involving the company.  In particular, there was no discussion with the company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the consolidated financial statements, or any matter that was either the subject of a disagreement with Grant Thornton LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K of the SEC’s rules and regulations.

Other Matters

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of StellarOne.

Annual Report to Shareholders

A copy of the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC but excluding exhibits, is provided with this proxy statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Investor Relations at StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911.

Shareholders may also access a copy of the Form 10-K including exhibits on the SEC’s website at http://www.sec.gov or on StellarOne’s website at http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

The 2014 Annual Meeting of Shareholders

If any shareholder intends to present a proposal (other than a director nomination) to be considered for inclusion in StellarOne’s proxy materials in connection with the 2014 Annual Meeting, the proposal must be in proper form and must be received by the Corporate Secretary of StellarOne Corporation at 102 South Main Street, Culpeper, Virginia 22701 on or before November 29, 2013. In addition, the proxy solicited by the Board of Directors for the 2014 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by February 12, 2014 in writing delivered to StellarOne’s Corporate Secretary.

  Revocable Proxy
STELLARONE CORPORATION

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By telephone (using a touch-tone phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:
Call toll-free 1-855-484-1034 on a touch-tone phone anytime prior to 3:00 a.m. Eastern Time, May 15, 2013.

To Vote by Internet:
Anytime prior to 3:00 a.m. Eastern Time, May 15, 2013
http://www.rtcoproxy.com/stel

Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

[X] Please mark your vote as indicated in this example.

1.	Election of thirteen (13) director nominees to serve until the 2014 annual meeting of shareholders or, in each case, until a successor is duly elected and qualified, as instructed below.
Nominees:	For [ ]	Withhold All [ ]	For All Accept [ ]
(01) Lee S. Baker
(02) O.R. Barham, Jr.
(03) Glen C. Combs
(04) Beverley E. Dalton
(05) Gregory L. Fisher
(06) Christopher M. Hallberg
(07) Jan S. Hoover
(08) Steven D. Irvin
(09) Alan W. Myers
(10) H. Wayne Parrish
(11) Raymond D. Smoot, Jr.
(12) Charles W. Steger
(13) Keith L. Wampler

Instruction: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.
________________________________________________________________
2.	Approval, in an advisory (non-binding) vote, of the executive compensation disclosed in the proxy statement.
For [ ]	Against [ ]	Abstain [ ]

3.
Transaction of such other business as may properly come before the annual meeting of shareholders or any adjournment thereof. The Board of Directors presently knows of no other business to be presented at the annual meeting of shareholders.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

Signature ________________________________________________ Dated:_________________________________ , 2013

Note: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

[ ] Mark here if you plan to attend the meeting.

[ ] Mark here for address change and provide new address.

STELLARONE CORPORATION- ANNUAL MEETING, MAY 15, 2013

YOUR VOTE IS IMPORTANT!

Proxy materials are available online at:
http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

You can vote in one of three ways:

1. Call toll-free 1-855-484-1034 on a touch-tone phone. There is NO CHARGE to you for this call.
or
2. Via the Internet at http://www.rtcoproxy.com/stel and follow the instructions.
or
3. Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

STELLARONE CORPORATION
Annual Meeting of Shareholders
May 15, 2013
10:00 a.m. Eastern Time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glen C. Combs and Alan W. Myers, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote all shares of the StellarOne Corporation standing in the name of the undersigned as of the close of business on March 15, 2013 at the annual meeting of shareholders to be held at 10:00 a.m. on Wednesday, May 15, 2013 at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia, or any adjournments thereof, on each of the specified proposals.

This proxy, when properly executed, will be voted as directed or, if no direction is made, will be voted FOR the election of all director nominees, FOR approval of executive compensation as reported in the proxy statement, FOR approval of executive compensation as reported in the proxy statment, and, in the discretion of the proxy agents, on any other matter that properly comes before the meeting.

Please provide your instructions to vote by telephone or the internet or complete, date, sign, and mail this proxy card promptly in the enclosed postage-paid envelope.